EXHIBIT 10.1

SETTLEMENT AGREEMENT

THIS AGREEMENT, effective as of the date of the last signature affixed below (“Effective Date”), is made by and between Cobra Oil & Gas Corporation, a Texas corporation having a principal place of business at 2201 Kell Blvd., Wichita Falls, Texas 76308 (“Cobra Corporation”), and Cobra Oil & Gas Company, a Nevada corporation having a principal place of business at 2100 West Loop South, Suite 900, Houston, Texas 77027 (“Cobra Company”).  The foregoing parties are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Cobra Corporation has alleged that Cobra Company’s use of “Cobra,” “Cobra Oil & Gas,” and/or “Cobra Oil & Gas Company” violates Cobra Corporation’s rights in and to the names and marks “Cobra,” “Cobra Oil & Gas,” and/or “Cobra Oil & Gas Corporation” (all of the foregoing collectively the “Cobra Marks”), and Cobra Corporation has filed suit against Cobra Company in the United States District Court for the Southern District of Texas, Houston Division, Case No. 4:09-cv-02601, styled Cobra Oil & Gas Corporation v. Cobra Oil & Gas Company (“Lawsuit”).  The foregoing is collectively referred to as the “Dispute”; and

WHEREAS, the Parties have agreed that it is in their respective best interests to resolve the Dispute and thereby save the time, money, and resources which would have been expended on the Dispute.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           CESSATION OF USE

1.1.
Within sixty (60) days of the Effective Date (“Initial Period”), Cobra Company, its employees, officers, affiliates, and related companies shall cease all use of: (a) the terms COBRA, COBRA OIL & GAS, and/or COBRA OIL & GAS COMPANY, alone or in combination with other terms, logos, marks, and/or designs; and (b) colorable imitations of such terms, which include but are not limited to the Cobra Marks.  Items (a) and (b) are collectively referred to as the “Prohibited Marks”.  Cobra Company shall voluntarily surrender and or cancel all registrations and pending applications for the Prohibited Marks before any and all jurisdictions, including domain name registrations, and shall not file or re-file for any registrations or applications in the future.  The foregoing cessation of use of the Prohibited Marks shall include but not be limited to use in advertising and investor documentation, in Information Statements or other documents filed with the SEC, signage, vehicles, or web pages, as part of a domain name, a business or company name, or an email address, in metadata, and as ad words or  keywords.

Should Cobra Company be unable to change to a new name, and thus cease use of the Prohibited Marks, within the Initial Period due to a delay caused by a material request from the SEC or from NASDAQ,  Cobra Company shall have additional time beyond the Initial Period as reasonably necessary to cease use of the Prohibited Marks, so long as it exercises good faith efforts to satisfy the material request (“Grace Period”).  Cobra Company agrees to notify Cobra Corporation of its need and a reasonable estimate of time for the Grace Period, along with details of its good faith efforts.

1.2.
Within five (5) days of the end of the Initial Period or the Grace Period in Section 1.1 whichever is later, Cobra Company shall destroy all items and information, including but not limited to investor solicitations, business cards, advertisements, and signage that contains any of the Prohibited Marks, provided however, Cobra Company may retain in the ordinary course of business its internal business records that may display the Prohibited Marks.

1.3.
Within ten (10) days of the end of the five (5) day period set forth in Section 1.2, Cobra Company shall certify to Cobra Corporation that it has fully complied with the terms and conditions of Sections 1.1 and 1.2.  Such certification shall be delivered to Cobra Corporation at the address set forth herein, be in writing, and be under the penalties of 18 U.S.C. § 1001 and 28 U.S.C. § 1746.

2.           THE COBRA MARKS

Cobra Company agrees that it shall not seek to cancel, challenge, or otherwise interfere with Cobra Corporation’s rights in or use of the Cobra Marks or any similar Cobra mark or name.

3.           DISMISSAL OF SUIT

Within five (5) business days of receiving the certification described in Section 1.3, Cobra Corporation shall dismiss the Lawsuit with prejudice, and Cobra Company agrees to execute all papers necessary to effect this result.  In any suit, action, or proceeding asserting a claim or cause of action arising out of, in connection with, or related to this Agreement and/or the Dispute, the Parties irrevocably submit to the exclusive jurisdiction of the United States District Court for the Northern District of Texas, Wichita Falls Division, and/or the courts of the State of Texas within Wichita County, Texas; agree that venue and jurisdiction are proper in the foregoing; and hereby waive any right to challenge or change the foregoing.

4.           COSTS, FEES, AND EXPENSES

Each Party shall each bear its own costs, fees (including attorneys’ fees), and expenses incurred in connection with the Dispute, the negotiation and drafting of this Agreement, and dismissal of the Lawsuit.

5.           RELEASES

The Parties and each of them, for themselves, their predecessors, successors and assigns, which they have or may have, do hereby absolutely, fully and forever release and discharge each other for all claims and damages based on or arising out of the Dispute.  The Parties understand and acknowledge that such releases are the result of a compromised settlement and shall never at any time for any purpose be considered as an admission of liability or responsibility on the part of any Party to this Agreement.

6.           NOTICES

All such notices required herein shall be sent to the following by overnight courier and/or facsimile only:

6.1.	To Cobra Corporation:

Jeff R. Dillard, President
Cobra Oil & Gas Corporation
2201 Kell Blvd.
Wichita Falls, Texas 76308-1000
Fax: (940) 716-5190

With copies to:

R. Caven Crosnoe
Sherrill, Crosnoe & Goff
2301 Kell Blvd., Suite 200
Wichita Falls, Texas 76308
            Fax: (940) 322-8324

Kristin Jordan Harkins, Esq.
Conley Rose, P.C.
Granite Park Three
5601 Granite Parkway, Suite 750
Plano, Texas 75024-6608
Fax: (972) 731-2289

6.2.	To Cobra Company:

Massimiliano Pozzoni, President
Cobra Oil & Gas Company (or new name)
2100 West Loop South, Suite 900
Houston, Texas 77027
Fax:  (832) 218-3687

7.           SUCCESSORS AND ASSIGNS

The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the legal successors, assigns and transferees of each of the Parties hereto who may assume any and all of the above-described capacities subsequent to the execution and Effective Date of this Agreement.

8.           REPRESENTATION

All Parties hereto do hereby acknowledge and agree that they have been represented by independent counsel of their own choice, or given reasonable and sufficient opportunity to be represented by independent counsel of their own choice, throughout all negotiations which preceded the execution of this Agreement, and that they have executed this Agreement with the consent and upon advice of such independent counsel or assuming the risk of not having such counsel.

9.            ENTIRE AGREEMENT

This Agreement contains the entire agreement and understanding between the Parties concerning the Dispute, and supersedes and replaces all prior negotiations and proposed agreements, written and oral, regarding the Dispute.  Each Party hereto acknowledges that neither the other Party nor any agent or attorney of the other Party has made any compromise, settlement, promise, representation, or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof or concerning subject matter outside of the Dispute and acknowledges that it is has not executed this Agreement in reliance upon any such compromise, settlement, promise, representation or warranty not contained herein.

10.          POWER TO EXECUTE

The Parties by their signatures below each warrants that it has the right, power, and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby without the consent or action of any other person or entity.

11.          MODIFICATIONS

Neither this Agreement nor any provision of this Agreement can be modified or waived in any way, except by an agreement in writing signed by each of the Parties hereto consenting to such modification or waiver.

12.          GOVERNING LAW

This Agreement is made and entered into in the State of Texas and shall be in all respects interpreted, enforced and governed under the laws of that state, exclusive of choice of laws or conflicts of law provisions.

13.          IRREPARABLE HARM

Cobra Company acknowledges and agrees that, if it fails to comply with any of the terms or conditions of this Agreement, then (a) Cobra Corporation will suffer irreparable injury; (b) remedies available at law, such as monetary damages, are inadequate to compensate Cobra Corporation for that injury; (c) considering the balance of hardships, a remedy in equity is warranted; and (d) the public interest would not be disserved by entry of temporary, preliminary, and permanent injunctive relief against Cobra Company.  Accordingly, Cobra Company agrees that Cobra Corporation shall be entitled to temporary, preliminary, and permanent injunctive relief to ensure compliance with or prevent breaches of this Agreement.  The foregoing shall not affect any other remedy that Cobra Corporation may have for non-compliance with or breach of a term or provision of this Agreement.

14.          SEVERANCE

The Parties and signatories hereto, and each of them, agree and acknowledge that if any portion of this Agreement is declared invalid or unenforceable by final judgment of any court of competent jurisdiction, such determination shall not affect the balance of this Agreement, which shall remain in full force and effect, as such invalid portion shall be deemed severed.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative:

COBRA OIL & GAS CORPORATION		COBRA OIL & GAS COMPANY

By:	/s/ Robert W, Osborne	By:	/s/ Massimiliano Pozzoni
Printed Name:	Robert W. Osborne	Printed Name:	Max Pozzoni
Title:	Vice President	Title:	President
Date:	September 8, 2009	Date:	September 4, 2009